News

400 Somerset St., New Brunswick, NJ 08901
732.342.7600

MAGYAR BANCORP, INC. ANNOUNCES THIRD QUARTER FINANCIAL RESULTS

New Brunswick, New Jersey, July 29, 2009 – Magyar Bancorp (NASDAQ: MGYR) (the “Company”), parent company of Magyar Bank, reported today the results of its operations for the three and nine months ended June 30, 2009.

The Company reported a net loss of $2.8 million for the three months ended June 30, 2009, compared to net income of $252,000 for the three months ended June 30, 2008.  The Company’s net loss for the nine months ended June 30, 2009 was $6.2 million, compared to net income of $96,000 for the nine months ended June 30, 2008.

The Company reported basic and diluted losses per share of $0.48 for the three months ended June 30, 2009 and $1.08 for the nine months ended June 30, 2009. For the three and nine months ended June 30, 2008, the basic and diluted income per share was $0.04 and $0.02, respectively.

“The economic recession continues to negatively impact Magyar’s earnings,” stated Elizabeth E. Hance, President and Chief Executive Officer.  “While our earnings for the quarter are disappointing, we remain a well-capitalized financial institution, and our efforts to address our non-performing loans did produce some progress during the quarter including the sale of one of the residential lots located in Rumson, New Jersey.  Our focus for the fourth quarter will be to continue to proactively address our non-performing loans and normalize the performance of our loan portfolio.”

Results from Operations

Net income decreased $3.0 million for the three-month period ended June 30, 2009 compared with the three-month period ended June 30, 2008 due to higher provisions for loan losses, which increased $2.9 million during the three months ended June 30, 2009 to $3.2 million, compared with a provision for loan losses of $310,000 during the three months ended June 30, 2008.

The Company’s net interest margin decreased by 50 basis points to 2.75% for the quarter ended June 30, 2009 compared to 3.25% for the quarter ended June 30, 2008. The yield on interest-earning assets fell 95 basis points to 5.15% for the three months ended June 30, 2009 from 6.10% for the three months ended June 30, 2008 due to reductions in the Prime Rate and higher levels of non-performing assets.  The yield on assets was also lower in the current quarter due to higher levels of non-performing assets, which increased $27.9 million to $33.2 million at June 30, 2009 from $5.3 million at June 30, 2008. The cost of interest-bearing liabilities fell 49 basis points to 2.56% for the three months ended June 30, 2009 from 3.05% for the three months ended June 30, 2008.

The Company’s net interest and dividend income decreased $239,000, or 6.4%, to $3.5 million during the quarter ended June 30, 2009 from $3.7 million during the quarter ended June 30, 2008. Interest and dividend income decreased $454,000, or 6.5%, to $6.6 million for the three months ended June 30, 2009 from $7.0 million for the three months ended June 30, 2008. An increase in average interest-earning assets of $48.8 million, or 10.5%, was more than offset by a decrease in the yield on such assets of 95 basis points to 5.15% for the quarter ended June 30, 2009 compared with the prior year period. Interest expense decreased $215,000, or 6.6%, to $3.1 million for the three months ended June 30, 2009 from $3.3 million for the three months ended June 30, 2008. While the average balance of interest-bearing liabilities increased $48.3 million between the two periods, the cost on such liabilities fell 49 basis points to 2.56% for the quarter ended June 30, 2009 compared with the prior year period.

The provision for loan losses was $3.2 million for the three months ended June 30, 2009 compared to $310,000 for the three months ended June 30, 2008. Net charge-offs were $1.7 million for the three months ended June 30, 2009 compared to $2,000 for the three months ended June 30, 2008.

The higher level of loan charge-offs resulted from depreciation in the values of real estate collateral securing non-performing commercial and construction loans due to the current adverse economic environment. Using updated appraised values on real estate securing non-performing loans, net of anticipated disposal costs, the Bank decreased its allowance for loan loss by $1.6 million by reducing the carrying value of five loans totaling $5.9 million during the three months ended June 30, 2009. In addition, one unsecured loan in the amount of $156,000 was charged off during the three months ended June 30, 2009.

Non-interest income increased $505,000, or 131%, to $892,000 during the three months ended June 30, 2009 compared to $387,000 for the three months ended June 30, 2008. The increase was attributable to $432,000 in gains on the sales of available for sale investment securities and $75,000 in gains on the sales of mortgage loans during the three months ended June 30, 2009. The gains resulted from sales of mortgage-backed securities in the current lower interest rate environment and sales of mortgage loans to the Federal Home Loan Mortgage Corporation (FHLMC).

Non-interest expense increased $239,000, or 6.4%, to $4.0 million during the three months ended June 30, 2009 compared to $3.7 million for the three months ended June 30, 2008. FDIC insurance premiums were responsible for an increase of $497,000 between the periods, reflecting increased annual premiums and a one-time 5 basis point special assessment recorded in the three months ended June 30, 2009. The FDIC has increased its insurance premiums for all insured institutions in the wake of mounting bank failures across the country. Other non-interest expense decreased $258,000 during the three months ended June 30, 2009 from the prior year period, represented primarily by a $134,000 decrease in compensation and benefits, a $54,000 decrease in occupancy expenses, a $37,000 decrease in professional service expenses, and a $27,000 decrease in advertising. The Company has intentionally taken measures to reduce controllable non-interest expenses.

The Company recorded tax expense of $10,000 for the three months ended June 30, 2009, compared with a tax benefit of $171,000 for the three months ended June 30, 2008. Where applicable, deferred tax assets are reduced by a valuation allowance for any portions determined not likely to be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which temporary differences are deductible and carry forwards are available. Due to the uncertainty of the Company's ability to realize the benefit of the deferred tax assets, the net deferred tax assets were fully offset by a valuation allowance at June 30, 2009.

Balance Sheet Comparison

Total assets increased $570,000, or 0.1%, to $557.6 million during the three months ended June 30, 2009 and increased $43.4 million, or 8.4%, during the nine months ended June 30, 2009. The fiscal year-to-date growth was distributed among net loans receivable, which increased $32.5 million, or 8.0%, and investment securities, which increased $11.6 million, or 19.8%.

Net loans receivable increased by $6.2 million to $438.6 million at June 30, 2009 from $432.4 million at March 31, 2009 and by $32.5 million from September 30, 2008. Loans at June 30, 2009 were comprised of $169.9 million (38.1%) one-to-four family residential mortgage loans, $104.3 million (23.4%) commercial real estate loans, $98.3 million (22.0%) construction loans, $39.1 million (8.7%) commercial business loans, $21.3 million (4.8%) home equity lines of credit and $13.3 million (3.0%) other loans. Growth during the nine months ended June 30, 2009 occurred primarily in one-to-four family residential mortgage and commercial business loans, which increased $14.6 million and $12.1 million, respectively.

Non-performing loans increased by $9.3 million to $33.2 million at June 30, 2009 from $23.9 million at March 31, 2009 and by $13.1 million from $20.1 million at September 30, 2008. The increase during the three months ended June 30, 2009 resulted from four construction loans totaling $7.5 million, three loans secured by commercial mortgages totaling $4.0 million, two commercial business loans totaling $35,000 and one residential mortgage loan totaling $254,000. Offsetting the increase in non-performing loans during the quarter were $1.3 million in payments and payoffs of loans deemed non-performing at March 31, 2009 and $1.2 million in principal charge-offs on loans deemed impaired at March 31, 2009. The ratio of non-performing loans to total loans was 7.45% at June 30, 2009 compared to 4.89% at September 30, 2008.

The allowance for loan losses increased $3.1 million to $7.6 million at June 30, 2009 from $4.5 million at September 30, 2008. The increase was the result of $7.6 million in provisions for loan loss, partially offset by $4.5 million in net loan charge-offs. The increase in the allowance was primarily attributable to the higher current year provision for loan losses which reflected the overall growth in the loan portfolio, higher levels of non-performing loans, adverse economic conditions that resulted in depreciation of collateral values securing construction and commercial loans, and higher levels of loan charge-offs.

The allowance for loan losses as a percentage of non-performing loans was 22.9% at June 30, 2009 compared with 22.4% at September 30, 2008. At June 30, 2009, the Company’s allowance for loan losses as a percentage of total loans was 1.71% compared with 1.10% at September 30, 2008. Future increases in the allowance for loan losses may be necessary based on possible future increases in non-performing loans and charge-offs, the possible continuation of the current adverse economic environment, growth of the loan portfolio, and the possible change in composition of the loan portfolio.

Other real estate owned decreased $491,000 to $5.1 million at June 30, 2009 from $5.6 million at March 31, 2009 and increased $462,000 from $4.7 million at September 30, 2008. The Company owned a banquet facility in Lodi, NJ in the amount of $2.2 million at June 30, 2009 that was foreclosed on in December 2008 and has contracted a broker to market the property for sale. Also included in other real estate owned were five of six original residential lots located in Rumson, NJ in the amount of $2.9 million at June 30, 2009. The Company completed the sale of one lot during the three months ended June 30, 2009 and had contracts of sale to purchase two of the remaining five lots at June 30, 2009. The Company received $492,000 and $1.7 million in purchases and down-payments during the three and nine months ended June 30, 2009, respectively.

At June 30, 2009, investment securities were $70.6 million, reflecting an increase of $11.6 million, or 19.8%, from September 30, 2008. Investment securities consisted of $58.2 million of mortgage-backed securities, $8.3 million of debt securities, $4.0 million of corporate securities and $122,000 of municipal bonds. The Company’s mortgage-backed securities are collateralized by mortgage loans that meet agency conforming standards and do not contain sub-prime mortgage loans.

Total deposits grew $67.5 million, or 18.0%, to $443.0 million during the nine months ended June 30, 2009. The growth in deposits occurred in certificates of deposit (including individual retirement accounts), which increased $17.2 million to $224.0 million, savings accounts, which increased $23.2 million to $57.3 million, interest-bearing checking account balances, which increased $13.6 million to $49.8 million, non-interest-checking account balances, which increased $9.0 million to $33.7 million, and money market account balances, which increased $4.5 million to $78.3 million. Deposits accounted for 79.4% of total assets and 101.0% of loans receivable, net of allowance for loan losses, at June 30, 2009.

Included with the total deposits at June 30, 2009 were $18.7 million in Certificate of Deposit Account Registry Service (CDARS) reciprocal certificates of deposit and $7.7 million in brokered certificates of deposit. Comparable amounts at March 31, 2009 were $21.7 million and $8.7 million, respectively.

Deposit inflows enabled the Company to decrease its borrowings $19.8 million during the nine months ended June 30, 2009 to $68.2 million, or 12.2% of assets.

During the nine months ended June 30, 2009, the Company repurchased 9,600 shares at an average price of $6.43. Through June 30, 2009, the Company had repurchased 66,970 shares at an average price of $9.39 pursuant to the second stock repurchase plan which has reduced outstanding shares to 5,767,434.

The Company’s book value per share decreased to $6.97 at June 30, 2009 from $8.52 at September 30, 2008. The decrease was the result of the Company’s results from operations, partially offset by the reduction of shares outstanding during the nine month period.

The Bank remains a well-capitalized institution at June 30, 2009, maintaining Tier 1 leverage, Tier 1 risk-based and Total risk-based capital ratios of 7.03%, 9.69% and 10.94%, respectively.

About Magyar Bancorp
Magyar Bancorp is the parent company of Magyar Bank, a community bank headquartered in New Brunswick, New Jersey. Magyar Bank has been serving families and businesses in Central New Jersey since 1922 with a complete line of financial products and services.  Today, Magyar operates five branch locations in New Brunswick (2), North Brunswick, South Brunswick and Branchburg. Please visit us online at www.magbank.com.

Forward-Looking Statements
This press release contains statements about future events that constitute forward-looking statements within the meaning of the Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  Such forward-looking statements may be identified by reference to a future period or periods, or by the use of forward- looking terminology, such as “may,” “will,” “believe,” “expect,” or similar terms or variations on those terms, or the negative of those terms.  Forward-looking statements are subject to numerous risks and uncertainties, including, but not limited to, those risks previously disclosed in the Company’s filings with the SEC, general economic conditions, changes in interest rates, regulatory considerations, competition, technological developments, retention and recruitment of qualified personnel, and market acceptance of the Company’s pricing, products and services, and with respect to the loans extended by the Bank and real estate owned, the following: risks related to the economic environment in the market areas in which the Bank operates, particularly with respect to the real estate market in New Jersey; the risk that the value of the real estate securing these loans may decline in value; and the risk that significant expense may be incurred by the Company in connection with the resolution of these loans. The Company wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. The Company does not undertake and specifically declines any obligation to publicly release the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

Contact: John Reissner, 732.214.2083

MAGYAR BANCORP, INC. AND SUBSIDIARY
Selected Financial Data
(Dollars in Thousands, Except Per Share Data)

	Three Months Ended		Nine Months Ended
	June 30,		June 30,
	2009	2008	2009	2008
	(Unaudited)
Income Statement Data:
Interest and dividend income	$6,567	$7,021	$19,791	$21,808
Interest expense	3,056	3,271	9,449	11,025
Net interest and dividend income	3,511	3,750	10,342	10,783
Provision for loan losses	3,178	310	7,591	924
Net interest and dividend income after
provision for loan losses	333	3,440	2,751	9,859
Non-interest income	892	387	2,312	1,048
Non-interest expense	3,985	3,746	11,231	11,010
Income (loss) before income tax expense	(2,760)	81	(6,168)	(103)
Income tax expense (benefit)	10	(171)	54	(199)
Net income (loss)	$(2,770)	$252	$(6,222)	$96

Per Share Data:
Basic earnings (loss) per share	$(0.48)	$0.04	$(1.08)	$0.02
Diluted earnings (loss) per share	$(0.48)	$0.04	$(1.08)	$0.02
Book value per share, at period end	$6.97	$8.51	$6.97	$8.51

Selected Ratios (annualized):
Return on average assets	-1.99%	0.20%	-1.52%	0.03%
Return on average equity	-25.41%	2.03%	-20.77%	0.26%
Net interest margin	2.75%	3.25%	2.76%	3.20%

	At or For the Period Ended
	June 30,	September 30,
	2009	2008
Balance Sheet Data:	(Unaudited)
Assets	$557,629	$514,272
Loans receivable	446,236	410,651
Allowance for loan losses	7,620	4,502
Investment securities - available for sale, at fair value	27,805	49,326
Investment securities - held to maturity, at cost	42,783	9,618
Deposits	443,017	375,560
Borrowings	68,172	87,934
Shareholders' Equity	40,188	45,826

Asset Quality Data:
Non-performing loans	$33,223	$20,068
REO property	5,128	4,666
Allowance for loan losses to non-performing loans	22.94%	22.43%
Allowance for loan losses to total loans receivable	1.71%	1.10%
Non-performing loans to total loans receivable	7.45%	4.89%
Non-performing assets to total assets	6.88%	4.81%
Non-performing assets to total equity	95.43%	53.97%